Statement Regarding Computation of Ratios                          Exhibit 12.1
Summary of Earnings to Fixed Charges

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
                                                                                                       Nine Months Ended
                                                                                                         September 30,
                                                                   Year Ended December 31,             -----------------
                                                      1993      1994      1995      1996      1997      1997      1998
                                                    -------     -----    ------    ------    ------    ------    -------

Income from continuing operations before taxes       (4,288)    2,850    10,011    19,948    19,953     8,211    (38,544)

Fixed Charges:
Interest Expense from continuing operations          10,023     3,184     8,377    12,468    15,986    11,805      7,618
Estimated interest component of rent expense            671       729       975     3,588     4,633     3,779      3,475
Deferred Financing Costs                                487       445       388       412        --
Dividends on Preferred Stock                          1,426     1,434     1,434       359        --        --         --
                                                    -------     -----    ------    ------    ------    ------    -------
                                                     12,607     5,792    11,174    16,827    20,619    15,584     11,093

Adjusted Earnings                                     8,319     8,642    21,185    36,775    40,572    23,795    (27,451)

Ratio of Earnings to fixed charges                       --      1.49x     1.90x     2.19x     1.97x     1.53x        --

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